Exhibit 99.1

Investor Contacts	Media Contacts
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael_herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS SECOND QUARTER OPERATING INCOME OF $180 MILLION

QUARTERLY DILUTED OPERATING EARNINGS PER SHARE OF $1.33 AND

ANNUALIZED OPERATING RETURN ON AVERAGE COMMON EQUITY OF 14.6%

Pembroke, Bermuda, August 3, 2010 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders for the second quarter of 2010 of $205 million, or $1.51 per diluted common share, compared with $159 million, or $1.06 per diluted common share, for the second quarter of 2009. Net income for the six months ended June 30, 2010 was $317 million, or $2.28 per diluted common share, compared with $275 million, or $1.84 per diluted common share, for the corresponding period in 2009.

Operating income for the second quarter of 2010 was $180 million, or $1.33 per diluted common share, compared with $183 million, or $1.22 per diluted common share, for the second quarter of 2009. Operating income for the six months ended June 30, 2010 was $276 million, or $1.99 per diluted common share, compared with $338 million, or $2.26 per diluted common share, for the first six months of 2009.

AXIS Capital Holdings Limited, 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Second Quarter Highlights1

•	Gross premiums written of $940 million, an increase of 3%;

•	Net premiums written of $789 million, an increase of 13%;

•	Net premiums earned of $735 million, an increase of 4%;

•	Total underwriting income of $121 million, a decrease of 14%;

•	Combined ratio of 86.2% increased 5.8 percentage points;

•

Net favorable prior year reserve development of $79 million, pre-tax, benefiting the combined ratio by 10.7 points, compared with $97 million, benefiting the combined ratio in the same period last year by 13.7 points;

•	Net investment income of $83 million, a decrease of 26%;

•	Total return on cash and investments was 1.3% (pre-tax);

•	Net cash flows from operations of $203 million;

•	Operating income of $180 million, representing an annualized operating return on average common equity[2] of 14.6%;

•	Shareholders’ equity of $5.5 billion;

•	Share repurchases in the open market of $121 million in the quarter; and

•	Diluted book value per common share of $36.57, an increase of 6% in the quarter.

Commenting on the second quarter 2010 financial results, John Charman, Chief Executive Officer and President of AXIS Capital, stated: “Given the historically low investment yield environment coupled with challenging property and casualty market conditions, we are pleased with our performance during the second quarter. For the quarter, we reported annualized operating return on average common equity of 14.6%, an increase in diluted book value per share of 6% and a combined ratio of 86.2%. During the second quarter, we also took advantage of depressed valuations to buy back $121 million worth of common shares in the open market.”

[1]	All comparisons are with the same period last year unless stated otherwise.
[2]

Calculated using operating income divided by average common shareholders’ equity for the period. The presentation of operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of operating income to net income available to common shareholders (the most directly comparable GAAP financial measure) is provided on page 10 of this release. A discussion of the presentation of operating income begins on page 12 of this release.

AXIS Capital Holdings Limited, 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Segment Highlights

Insurance Segment

Our insurance segment reported underwriting income for the quarter of $42 million, up 168%, from the second quarter of 2009. Net premiums written increased in the second quarter of 2010, primarily due to changes in certain of our ceded reinsurance programs. The segment’s current accident year loss ratio improved from 78.3% in the second quarter of 2009 to 61.7% this quarter. The second quarter of 2010 benefited primarily from a lower level of claims activity in our credit and political risk and aviation lines of business. Partially offsetting this were increased acquisition costs reflecting changes in our ceded reinsurance purchasing, as well as prior year commission adjustments. General and administrative expenses were also higher than the prior year, reflecting additional costs associated with the build-out of the segment’s platform. The prior year quarter’s underwriting result included the recognition of a $15 million fair value charge related to an insurance derivative contract, which we settled in the fourth quarter of 2009. Therefore, there was no impact from this contract in 2010. Net favorable prior period reserve development was $31 million, or 10.1 points, this quarter compared with $47 million, or 15.7 points, in the second quarter of 2009.

Our insurance segment reported gross premiums written in the quarter of $613 million, an increase of 16% from the prior year quarter. The increase was primarily driven by our property and marine lines of business. Property premiums increased largely due to select new business opportunities in the onshore energy market, as well as in the U.S. property markets where we have written new, primarily non-catastrophe exposed, business. Rate increases on offshore energy business resulting from the Deepwater Horizon event, as well as increases in our share of certain policies and select new business opportunities, drove the increase in marine premiums.

AXIS Capital Holdings Limited, 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Reinsurance Segment

Our reinsurance segment reported underwriting income of $79 million for the quarter, a 37% decrease compared with the second quarter of 2009. The segment’s current accident year loss ratio increased from 59.0% in the second quarter of 2009 to 68.3% this quarter, largely due to a $26 million increase in our estimate of pre-tax net losses, net of related reinstatement premiums, for the Chilean earthquake. Net favorable prior period reserve development was $48 million, or 11.1 points, this quarter compared with $50 million, or 12.2 points, in the second quarter of 2009.

Our reinsurance segment reported gross premiums written in the quarter of $327 million, down 16% from the second quarter of 2009 largely due to shifting renewal dates on certain treaties in our property and motor lines.

Investments

Net investment income for the quarter of $83 million represented a decrease of $22 million, or 21%, relative to the first quarter of this year and a decrease of $30 million, or 26%, relative to the second quarter of 2009. Net investment income from fixed maturities and cash and cash equivalents was $88 million this quarter, compared with $93 million in the first quarter of this year and $103 million in the second quarter of 2009. The decline was primarily due to lower reinvestment yields and, to a lesser extent, negative foreign exchange movements. Our alternative investment portfolio (“other investments”) generated a $2 million loss this quarter, amidst broader market declines. This compared to income of $16 million and $12 million in the first quarter of this year and the second quarter of 2009, respectively.

Net realized investment gains were $25 million, compared to net realized investment losses of $24 million in the prior year quarter. The prior year quarter included other than temporary impairment charges of $21 million, compared to $7 million for the second quarter of 2010.

Supplementary information relating to our investment portfolio at June 30, 2010 is available in the Investor Information section of our website.

AXIS Capital Holdings Limited, 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Capitalization / Shareholders’ Equity

Total capitalization at June 30, 2010 was $6.5 billion, including $1.0 billion of long-term debt and $0.5 billion of preferred equity. At June 30, 2010, diluted book value per common share, on a treasury stock basis, was $36.57 and book value per common share was $41.54, compared to $33.65 and $37.84, respectively, as of December 31, 2009.

During the quarter, we repurchased 4.0 million common shares in the open market at an average price of $30.59 per share, for a total cost of $121 million. Subsequent to June 30, 2010 and through July 30, 2010, we repurchased a further 0.3 million common shares at an average price of $29.56 per share, for a total cost of $10 million. As of July 30, 2010, we have approximately $123 million of remaining authorization for common share repurchases through December 2011.

Conference Call

We will host a conference call on Wednesday August 4, 2010 at 8:00 AM (Eastern) to discuss the second quarter financial results and related matters. The teleconference can be accessed by dialing (866) 843-0890 (U.S. callers) or (412) 317-9250 (international callers) approximately ten minutes in advance of the call and entering the code 7-9-9-3-2-6-4. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com.

In addition, a financial supplement relating to our financial results for the quarter ended June 30, 2010 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at June 30, 2010 of $5.5 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and Australia. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited, 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009

	2010	2009
	(in thousands, except per share amounts)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$10,064,335	$9,718,355
Equity securities, available for sale, at fair value	201,173	204,375
Other investments, at fair value	547,873	570,276
Short-term investments	131,104	129,098

Total investments	10,944,485	10,622,104
Cash and cash equivalents	1,197,543	864,054
Accrued interest receivable	94,686	89,559
Insurance and reinsurance premium balances receivable	1,722,586	1,292,877
Reinsurance recoverable on unpaid and paid losses	1,545,080	1,424,172
Deferred acquisition costs	419,191	302,320
Prepaid reinsurance premiums	271,700	301,885
Securities lending collateral	107,167	129,814
Net receivable for investments sold	—	12,740
Goodwill and intangible assets	90,473	91,505
Other assets	165,369	175,494

Total assets	$16,558,280	$15,306,524

Liabilities
Reserve for losses and loss expenses	$6,718,776	$6,564,133
Unearned premiums	2,781,101	2,209,397
Insurance and reinsurance balances payable	199,463	173,156
Securities lending payable	108,167	132,815
Senior notes	993,843	499,476
Other liabilities	181,959	227,303
Net payable for investments purchased	79,669	—

Total liabilities	11,062,978	9,806,280

Shareholders’ Equity
Preferred shares - Series A and B	500,000	500,000
Common shares	1,930	1,903
Additional paid-in capital	2,038,158	2,014,815
Accumulated other comprehensive income	221,856	85,633
Retained earnings	3,824,111	3,569,411
Treasury shares, at cost	(1,090,753)	(671,518)

Total shareholders’ equity	5,495,302	5,500,244

Total liabilities and shareholders’ equity	$16,558,280	$15,306,524

AXIS Capital Holdings Limited, 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009

	Three months ended		Six months ended
	2010	2009	2010	2009
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$735,027	$706,770	$1,431,219	$1,372,129
Net investment income	82,584	112,220	187,203	211,512
Other insurance related income (loss)	217	(14,261)	843	(23,656)
Net realized investment gains (losses):
Other-than-temporary impairment losses	(7,533)	(22,896)	(14,490)	(52,796)
Portion of impairment losses transferred to other comprehensive income	107	1,443	1,556	1,443
Other realized investment gains (losses)	32,045	(2,225)	53,729	(12,922)

Total net realized investment gains (losses)	24,619	(23,678)	40,795	(64,275)

Total revenues	842,447	781,051	1,660,060	1,495,710

Expenses
Net losses and loss expenses	403,370	378,252	871,632	766,251
Acquisition costs	124,176	103,309	240,825	205,285
General and administrative expenses	106,062	86,949	205,831	173,506
Foreign exchange losses (gains)	(27,229)	24,184	(35,376)	23,795
Interest expense and financing costs	15,697	7,971	24,385	15,892

Total expenses	622,076	600,665	1,307,297	1,184,729

Income before income taxes	220,371	180,386	352,763	310,981
Income tax expense	6,300	12,006	17,661	17,703

Net income	214,071	168,380	335,102	293,278
Preferred shares dividends	9,219	9,219	18,438	18,438

Net income available to common shareholders	$204,852	$159,161	$316,664	$274,840

Weighted average common shares and common share equivalents:
Basic	121,766	137,849	124,961	137,586

Diluted	135,665	149,861	138,899	149,448

Earnings per common share:
Basic	$1.68	$1.15	$2.53	$2.00

Diluted	$1.51	$1.06	$2.28	$1.84

Cash dividends declared per common share	$0.21	$0.20	$0.42	$0.40

AXIS Capital Holdings Limited, 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENT DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED JUNE 30, 2010 AND 2009

	2010			2009
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
Gross premiums written	$612,893	$326,980	$939,873	$526,764	$387,877	$914,641
Net premiums written	466,880	322,058	788,938	313,136	387,877	701,013
Net premiums earned	301,652	433,375	735,027	298,975	407,795	706,770
Other insurance related income (loss)	217	—	217	(14,956)	695	(14,261)
Net losses and loss expenses	(155,494)	(247,876)	(403,370)	(187,211)	(191,041)	(378,252)
Acquisition costs	(40,567)	(83,609)	(124,176)	(28,306)	(75,003)	(103,309)
General and administrative expenses	(64,045)	(22,817)	(86,862)	(52,893)	(17,525)	(70,418)

Underwriting income	$41,763	$79,073	120,836	$15,609	$124,921	140,530

Corporate expenses			(19,200)			(16,531)
Net investment income			82,584			112,220
Net realized investment gains (losses)			24,619			(23,678)
Foreign exchange (losses) gains			27,229			(24,184)
Interest expense and financing costs			(15,697)			(7,971)

Income before income taxes			$220,371			$180,386

Net loss and loss expense ratio	51.6%	57.2%	54.9%	62.6%	46.8%	53.5%
Acquisition cost ratio	13.4%	19.3%	16.9%	9.5%	18.4%	14.6%
General and administrative expense ratio	21.2%	5.3%	14.4%	17.7%	4.3%	12.3%

Combined ratio	86.2%	81.8%	86.2%	89.8%	69.5%	80.4%

AXIS Capital Holdings Limited, 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENT DATA (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009

	2010			2009
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
Gross premiums written	$985,822	$1,379,252	$2,365,074	$890,922	$1,347,214	$2,238,136
Net premiums written	673,692	1,358,881	2,032,573	525,151	1,338,163	1,863,314
Net premiums earned	557,933	873,286	1,431,219	574,598	797,531	1,372,129
Other insurance related income (loss)	843	—	843	(24,761)	1,105	(23,656)
Net losses and loss expenses	(286,197)	(585,435)	(871,632)	(339,915)	(426,336)	(766,251)
Acquisition costs	(71,708)	(169,117)	(240,825)	(54,509)	(150,776)	(205,285)
General and administrative expenses	(125,655)	(44,668)	(170,323)	(103,374)	(35,796)	(139,170)

Underwriting income	$75,216	$74,066	149,282	$52,039	$185,728	237,767

Corporate expenses			(35,508)			(34,336)
Net investment income			187,203			211,512
Net realized investment gains (losses)			40,795			(64,275)
Foreign exchange (losses) gains			35,376			(23,795)
Interest expense and financing costs			(24,385)			(15,892)

Income before income taxes			$352,763			$310,981

Net loss and loss expense ratio	51.3%	67.0%	60.9%	59.2%	53.5%	55.8%
Acquisition cost ratio	12.9%	19.4%	16.8%	9.4%	18.9%	15.0%
General and administrative expense ratio	22.5%	5.1%	14.4%	18.0%	4.5%	12.6%

Combined ratio	86.7%	91.5%	92.1%	86.6%	76.9%	83.4%

AXIS Capital Holdings Limited, 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION (UNAUDITED)

OPERATING INCOME AND OPERATING RETURN ON AVERAGE COMMON EQUITY

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009

	Three months ended		Six months ended
	2010	2009	2010	2009
	(in thousands, except per share amounts)
Operating income	$180,180	$182,634	$275,830	$338,445
Net realized investment gains (losses), net of tax (1)	24,672	(23,473)	40,834	(63,605)

Net income	204,852	159,161	316,664	274,840

Operating income per share - diluted	$1.33	$1.22	$1.99	$2.26
Net realized investment gains (losses), net of tax	0.18	(0.16)	0.29	(0.42)

Net income per share - diluted	$1.51	$1.06	$2.28	$1.84

Weighted average common shares and common share equivalents - diluted	135,665	149,861	138,899	149,448

Average common shareholders’ equity	4,935,661	4,200,978	4,997,773	4,185,080

Annualized return on average common equity	16.6%	15.2%	12.7%	13.1%

Annualized operating return on average common equity	14.6%	17.4%	11.0%	16.2%

(1)	Tax impact of ($53) and ($205) for the three months ended June 30, 2010 and 2009, respectively, and ($39) and ($670) for the six months ended June 30, 2010 and 2009, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.

AXIS Capital Holdings Limited, 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions and the persistence of the recent financial crisis, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims and coverage issues, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) changes in governmental regulations, (13) increased competition, (14) changes in the political environment of certain countries in which we operate or underwrite business, (15) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (16) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited, 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Non-GAAP Financial Measures

In this release, we have presented operating income, which is a “non-GAAP financial measure” as defined in Regulation G. Operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses). A reconciliation of operating income to the most directly comparable GAAP financial measure, net income available to common shareholders, is included above.

In addition, this press release presents the following measures which are derived from the non-GAAP operating income measure:

1.	Diluted operating earnings per share - represents operating income divided by diluted weighted average common shares and share equivalents; and

2.	Annualized operating return on average common equity - represents operating income for the period, projected for a full year, as a percentage of average common equity for the period.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This presentation includes the use of “operating income” and “annualized operating return on average common equity”, which is based on the “operating income” measure. Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies. In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses) to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses) reflects the underlying fundamentals of our business.

AXIS Capital Holdings Limited, 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude realized gains (losses) from their analyses for the same reasons.

AXIS Capital Holdings Limited, 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com